Exhibit 99.1

Press Release

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TIDEWATER INC. ● Pan-American Life Center ● 601 Poydras Street, Suite 1500 ● New Orleans, LA 70130 ● Telephone (504) 568-1010 ● Fax (504) 566-4582

Tidewater Receives Continued Listing Standards Notice from the New York Stock Exchange

NEW ORLEANS, April 19, 2017 – On April 18, 2017, Tidewater Inc. (NYSE:TDW) (the “Company”) was notified by the New York Stock Exchange (“NYSE”) that the 30-trading-day average closing price per share of the Company’s common stock was below $1.00, which is the minimum average share price required for continued listing under NYSE rules.

As required by NYSE rules, no later than May 2, 2017, the Company will notify the NYSE of its intent to cure the share price deficiency and to return to compliance with this continued listing standard. Under NYSE rules, the Company has six months (subject to possible extension) to regain compliance with this continued listing standard and avoid delisting.  In particular, each of the ending and 30-trading-day average share prices of the Company’s common stock must equal or exceed $1.00 on October 18, 2017 (unless extended) or on the last trading day of any month prior to that date.

The Company’s common stock continues to be listed and traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements.  The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting obligations.  The NYSE notification does not conflict with or cause an event of default under any of the Company’s material debt arrangements or other agreements.

As previously announced, the Company is engaged in active discussions with its principal lenders and noteholders regarding restructuring of its debt arrangements, and the Company’s management believes that substantial progress is being made towards that goal.  The Company has not sought a renewal or extension of the limited waivers from certain lenders and noteholders that waived compliance with certain debt covenants, the most recent of which expired on April 7, 2017.

Tidewater is the leading provider of OSVs to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.